Exhibit 99.1

Republic Bancorp Reports a 12% Increase in Third Quarter Net Income

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported third quarter 2025 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $29.7 million and $1.52 per share, representing increases of 12% and 11%, over the $26.5 million and $1.37 per share reported for the third quarter of 2024. As a result, the Company achieved a return on average assets (“ROA”) and a return on average equity (“ROE”) of 1.69% and 10.91% for the third quarter of 2025.

Logan Pichel, President & CEO of Republic Bank & Trust Company commented, “We delivered another strong quarter, fueled by a 15% increase in Core Bank net income, underscoring the continued momentum of our strategy and the dedication of our entire team. Our Core Bank, which includes our Traditional Bank and Warehouse Lending operations, represents approximately 94% of the Company’s total assets. Our disciplined approach to pricing across the Core Bank balance sheet continued to generate significant Net Interest Margin (“NIM”) expansion - from 3.53% in the third quarter of 2024, to 3.78% in the third quarter of 2025. On a Total Company basis, NIM expanded 16 basis points from 4.49% in the third quarter of 2024 to 4.65% in the third quarter of 2025. With Total Company interest-earning assets of $6.26 billion, each additional basis point of margin expansion contributes meaningfully to our net interest income.

Our balance sheet liquidity remained strong at quarter-end and continued to gain strength during the quarter. Overall, deposits grew by $21 million from June 30, 2025 to September 30, 2025, while the total Company loan portfolio declined slightly by $92 million for the quarter. Within our Traditional Bank, total loans declined $24 million from June 30, 2025 to $4.56 billion as of September 30, 2025, consistent with our ongoing focus on pricing discipline. Steadily moderating our loan-to-deposit ratio to enhance flexibility for key strategic decisions has been a key focus of the Company over the past several quarters.

In addition to our solid Core Bank net income growth, credit quality remained solid at the Core Bank. The Core Bank’s net charge-offs to average loans was 0.02% for the third quarter, while period-end nonperforming loans to total loans was 0.42% and period-end delinquent loans to total loans ended at 0.21%.

In addition to our strong third quarter performance, we are also proud that we recently received two distinguished accolades highlighting our Company’s performance. In September, we were ranked among Bank Director’s Top 25 publicly traded banks based on profitability, capital adequacy, and credit quality. The analysis included all 300 publicly traded banks in the U.S. with assets greater than $2 billion utilizing year-end 2024 data. In August, we were awarded the 2024 Raymond James Community Bankers Cup, which honors the top 10% of community banks across the U.S. with assets between $500 million and $10 billion based on various profitability, operational efficiency, and balance sheet metrics. These recognitions are a powerful testament to the results of our Company’s mission to enable our associates, customers, communities, and shareholders to thrive,” Pichel concluded.

The following table highlights Republic’s key metrics for the three and nine months ended September 30, 2025, and 2024. Additional financial details, including segment-level data, are provided in the financial supplement to this release.

The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on October 17, 2025.

	Total Company Financial Performance Highlights				Total Company Financial Performance Highlights
	Three Months Ended Sep. 30,		$	%	Nine Months Ended Sep. 30,		$	%
(dollars in thousands, except per share data)	2025	2024	Change	Change	2025	2024	Change	Change

Income Before Income Tax Expense	$37,762	$33,849	$3,913	12%	$138,114	$104,653	$33,461	32%
Net Income	29,744	26,543	3,201	12	108,496	82,355	26,141	32
Diluted EPS	1.52	1.37	0.15	11	5.55	4.24	1.31	31
Return on Average Assets ("ROA")	1.69%	1.58%	NA	7	2.03%	1.60%	NA	27
Return on Average Equity ("ROE")	10.91	10.88	NA	0	13.77	11.53	NA	19

NA – Not applicable

Results of Operations for the Third Quarter of 2025 Compared to the Third Quarter of 2024

Core Bank(1)

Net income for the Core Bank was $19.8 million for the third quarter of 2025, a $2.7 million, or 15%, increase over the $17.2 million earned for the third quarter of 2024. As discussed in more detail below, a solid increase in net interest income, combined with lower credit loss provisioning, was partially offset by lower noninterest income and higher noninterest expenses.

Net Interest Income – Core Bank net interest income was $61.2 million for the third quarter of 2025, a $6.6 million, or 12%, increase over the $54.6 million achieved during the third quarter of 2024. The rise in net interest income for the quarter was driven by a notable increase in the Core Bank’s NIM. Overall, the Core Bank’s NIM rose from 3.53% during the third quarter of 2024 to 3.78% during the third quarter of 2025, benefiting from a meaningful decrease in the Core Bank’s cost of deposits.

Significant items of note impacting the Core Bank’s expansion in net interest income and NIM between the third quarter of 2025 and the third quarter of 2024 were as follows:

Interest-Earning Assets

●	Average outstanding Warehouse balances increased $47 million, or 9%, from $528 million during the third quarter of 2024 to $575 million for the third quarter of 2025, while the weighted-average yield declined 102 basis points to 7.02%. Average committed Warehouse lines increased from $940 million to $1.06 billion during the same periods, as average usage rates for Warehouse lines fluctuated from 56% during the third quarter of 2024 to 54% for the third quarter of 2025.

While Traditional Bank average loans declined slightly from $4.58 billion during the third quarter of 2024 to $4.57 billion during the third quarter of 2025, the weighted-average yield expanded 8 basis points to 5.71% during the third quarter of 2025.

●	Core Bank average interest-earning cash was $477 million with a weighted-average yield of 4.40% during the third quarter of 2025 compared to $458 million with a weighted-average yield of 5.36% for the third quarter of 2024. In addition, average investments totaled $806 million with a weighted-average yield of 4.07% during the third quarter of 2025 compared to $593 million with a weighted-average yield of 3.20% for the third quarter of 2024. In general, throughout the past several months, the Company has deployed a higher percentage of its excess cash into longer-term investment securities that provided more attractive yields than overnight interest-earning cash options.

Funding Liabilities (Deposits and Borrowings)

●	As it relates to the Core Bank’s decrease in interest expense and cost of interest-bearing liabilities:

o	The weighted-average cost of total interest-bearing deposits decreased from 2.77% during the third quarter of 2024 to 2.32% for the third quarter of 2025, while average interest-bearing deposit balances grew $260 million, or 7%, for the same periods. Included within this growth in interest-bearing deposits was a $277 million net increase in the average balances for business and consumer money market accounts, which generally pay premium rates. The increase in money market balances was partially offset by a $74 million decrease in average transaction accounts and a $38 million decrease in the average balance of third-party listing service deposits.

●	Average noninterest-bearing deposits decreased $27 million from the third quarter of 2024 to the third quarter of 2025, as premium-rate interest-bearing checking and savings deposits continued to be a more attractive alternative for consumer and business clients.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2025	2024	Change	2025	2024	Change

Traditional Banking	$57,424	$51,023	$6,401	3.89%	3.61%	0.28%
Warehouse Lending	3,805	3,580	225	2.62	2.70	(0.08)
Total Core Bank	$61,229	$54,603	$6,626	3.78	3.53	0.25

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,	Sep. 30,
Reportable Segment	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change

Traditional Banking	$4,569,970	$4,579,371	$(9,401)	(0)%	$4,558,306	$4,566,896	$(8,590)	(0)%
Warehouse Lending	575,273	528,363	46,910	9	609,826	595,163	14,663	2
Total Core Bank	$5,145,243	$5,107,734	$37,509	1	$5,168,132	$5,162,059	$6,073	0

Provision for Expected Credit Losses – The Core Bank’s Provision(2) was a net credit of $479,000 for the third quarter of 2025 compared to a net charge of $1.6 million for the third quarter of 2024.

The net credit of $479,000 for the third quarter of 2025 was driven by the following:

●	The Traditional Bank recorded a net credit to the Provision of $325,000 during the third quarter of 2025 related primarily to minimal net charge-offs and a $24 million reduction in loan balances.

●	Warehouse recorded a net credit to the Provision of $154,000 resulting from general formula reserves applied to a $62 million decline in the outstanding Warehouse period-end balances at the end of the quarter.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased 2 basis points from September 30, 2024, to September 30, 2025. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Sep. 30, 2025			As of Sep. 30, 2024			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,558,306	$58,479	1.28%	$4,566,896	$59,549	1.30%	(0.02)%	(2)%
Warehouse Lending	609,826	1,522	0.25	595,163	1,486	0.25	—	—
Total Core Bank	5,168,132	60,001	1.16	5,162,059	61,035	1.18	(0.02)	(2)

Tax Refund Solutions	292	1	0.34	302	1	0.33	0.01	3
Republic Credit Solutions	112,950	19,863	17.59	134,556	21,122	15.70	1.89	12
Total Republic Processing Group	113,242	19,864	17.54	134,858	21,123	15.66	1.88	12

Total Company	$5,281,374	$79,865	1.51%	$5,296,917	$82,158	1.55%	(0.04)%	(3)%

	Allowance for Credit Losses on Loans Roll-Forward
	Three Months Ended September 30,
	2025					2024
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$59,055	$(325)	$(332)	$81	$58,479	$59,865	$1,488	$(2,308)	$504	$59,549
Warehouse Lending	1,676	(154)	—	—	1,522	1,370	116	—	—	1,486
Total Core Bank	60,731	(479)	(332)	81	60,001	61,235	1,604	(2,308)	504	61,035

Tax Refund Solutions	—	(1,467)	—	1,468	1	—	(2,310)	—	2,311	1
Republic Credit Solutions	21,029	3,969	(5,504)	369	19,863	19,452	6,365	(5,022)	327	21,122
Total Republic Processing Group	21,029	2,502	(5,504)	1,837	19,864	19,452	4,055	(5,022)	2,638	21,123

Total Company	$81,760	$2,023	$(5,836)	$1,918	$79,865	$80,687	$5,659	$(7,330)	$3,142	$82,158

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Sep. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2025	2024	2024	2023	2022

Nonperforming loans to total loans	0.42%	0.38%	0.44%	0.39%	0.37%

Nonperforming assets to total loans (including OREO)	0.44	0.40	0.46	0.41	0.40

Delinquent loans* to total loans	0.21	0.19	0.20	0.16	0.14

Net charge-offs to average loans	0.02	0.14	0.05	0.01	0.00
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income decreased by $571,000 from $11.1 million in the third quarter of 2024 to $10.5 million for the third quarter of 2025. Other noninterest income decreased $481,000 from the third quarter of 2024 to the third quarter of 2025. During the third quarter of 2024, the Company recorded $610,000 of annual volume incentives from MasterCard. The Company’s 2025 annual volume incentives from MasterCard are currently expected to be finalized and received during the fourth quarter of 2025.

Noninterest Expense – The Core Bank’s noninterest expenses were $47.1 million for the third quarter of 2025, an increase of $5.0 million over the third quarter of 2024. Notable line-item variances within the noninterest expense category included:

●	Salaries and employee benefits increased by a combined $1.9 million, or 8%, driven primarily by a $737,000 increase in health insurance claims and a $559,000 increase in estimated bonus-related expenses. The larger estimated bonus-related expenses for the third quarter of 2025 were due to a larger expected bonus payout for 2025 based on the Company’s strong operating results through the first nine months of the year.

●	Technology expenses increased $1.1 million, or 18%, over the third quarter of 2024. The increase in technology expenses was related to the following:
●	Core system operating expenses rose, as the Company operates on a month-to-month contract basis with its current provider, while it works toward a conversion to a new core system provider in the fourth quarter. Under a month-to-month contract situation with its current Core System provider, the Company pays a 25% premium above its previous contractual run rate.
●	The Company also incurred additional expenses for expanded data storage, enhanced security and new ancillary systems, including additional costs resulting from the transition to a new call center management system.

●	Marketing expenses rose $972,000 due to additional costs associated with a new branding campaign, which began during the second quarter of 2025. The new branding campaign and overall marketing expenses near current levels are expected to continue into the foreseeable future.

Republic Processing Group(3)

RPG reported net income of $9.9 million for the third quarter of 2025, a $548,000, or 6%, increase over the $9.4 million reported for the third quarter of 2024. Notable net income fluctuations for the quarter within RPG’s operating segments were as follows:

Tax Refund Solutions

TRS recorded net income of $459,000 during the third quarter of 2025 compared to net income of $919,000 for the third quarter of 2024. The decrease in TRS net income for the quarter was driven primarily by a $843,000 decrease in recoveries of prior period charge-offs for Refund Advances (“RAs”) as the paydowns of RAs during the first six months of 2025 were notably better than the paydowns of RAs during the first six months of 2024. The better paydown experience during the first six months of 2025 has led to fewer recovery opportunities during the second half of 2025 as compared to the second half of 2024.

Republic Payment Solutions

Net income at RPS was $2.2 million for the third quarter of 2025, a $72,000 increase from the third quarter of 2024. The increase in net income at RPS was primarily the result of the favorable impact of no revenue-share being recorded during the third quarter of 2025 compared to $1.3 million recorded during the third quarter of 2024. Partially offsetting the positive benefit of the change in revenue share, RPS earned a lower yield for average prepaid program balances driven by a decrease in the Federal Funds Target Rate over the past twelve months.

Republic Credit Solutions

Net income at RCS increased $936,000, or 15% from $6.3 million for the third quarter of 2024 to $7.2 million for the third quarter of 2025. The increase in RCS net income was primarily due to growth in profitability of two of its Line-of-Credit (“LOC”) products, which had a combined increase in net income of $843,000 from the third quarter of 2024 to the third quarter of 2025.

The rise in the combined net income for these two LOC products was primarily driven by a period-to-period decrease in their combined Provision expense, as a combined quarterly loan balance decline drove a $1.2 million decrease in their formula loan loss reserves for the third quarter of 2025. Conversely an increase in their combined quarterly loan balances for these two LOC products during the third quarter of 2024 drove a $1.7 million increase in their formula loan loss reserves for that period.

The rise in the combined net income for these two LOC products related to their lower Provision expense was partially offset by a decrease in their net interest income and program fees resulting from a decline in their loan balances during the third quarter of 2025.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of September 30, 2025, had approximately $7.01 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. Time to Thrive.™

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the ability of the Company to achieve savings from its new call center management system; and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for expected credit loss expense

Allowance – Allowance for credit losses

(3)	Republic Processing Group operations consist of the Tax Refund Solutions, Republic Payment Solutions, and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628